UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  March 26, 2003

(Date of earliest event reported)

EXPEDITORS INTERNATIONAL
OF WASHINGTON, INC.

(Exact name of registrant as specified in its charter)

Washington

000-13468

91-1069248

(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)

1015 Third Avenue, 12th Floor, Seattle, Washington	98104
(Address of principal executive offices)	(Zip Code)

(206) 674-3400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Item 9.  Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors’ policy regarding public disclosure of corporate information.   Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on or about April 17, 2003.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document including the answers to questions 1, 2, 3, 4, 5, 7, 8, 11, 13, 17, and 18 contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties.  Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors’ services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors.

SELECTED INQUIRIES RECEIVED THROUGH MARCH 15, 2003

1.             Carriers appear to have provided sufficient lead time notification for fuel surcharges and potential rate increase.  How have these increased costs been received by the shippers?  Have the carriers been successful in passing through these costs?

Doesn’t it go without saying that shippers never look forward to the prospect of higher market rates?  Nobody likes rates to go up, but the fact of the matter is, the fuel surcharges are real and they are necessary.  They are not artificial contrivances and can be verified through several commonly used fuel cost indices.

As the price of fuel rises, the cost of operating equipment that consumes fuel, such as airplanes, certainly also rises.  Just as certainly, profits fall unless there are commensurate increases in rates.

At this time, the overall economy is generally not perceived as favorable.  Most airlines are struggling, some are worse.  In some notable instances, their stated ability to continue operating is very much in doubt.  In this environment, these carriers are particularly vulnerable.

While everyone likes lower prices, few will like what happens to market pricing for airfreight if one or more major international carriers were to fail.  While some economists might attribute this to survival of the fittest, the knock on effect is not something anyone looks forward to experiencing.  Certainly the carriers have internal issues to deal with, however, we cannot expect the airlines to absorb fuel cost increases.

The carriers have to pay the higher fuel charges and when they pass these costs on to us, we have to pass them on to our customers.  The economics of our business do not allow us to absorb fuel surcharges and still deliver consistent reliable service.

2.             Could you provide some insight to how depreciation and amortization will trend in the first quarter of 2003?  Outside of the land, which is not depreciable, did your fourth quarter 2002 and first quarter 2003 purchases (London and San Francisco) have any significant components of depreciable expense that will result in accelerated growth of depreciation in the coming quarter?

At this point in time, we estimate depreciation for the two recent acquisitions will increase our deprecation expense by about $1,800,000 per year.

There was not a great deal of depreciable property in either of these transactions.  In each case, we plan to undertake a redevelopment effort as soon as the current leaseholds expire.  From the standpoint of our Statement of Earnings, the interim rental income will exceed the additional depreciation expense.

3.             Will you discuss the size (net revenue and/or operating profit) of your cargo insurance offering?  How is Expeditors able to offer a competitive insurance product?  What sort of liability does the company retain?

We don’t disclose profitability in the manner that you are seeking for a couple of reasons.  The first has to do with the fact that this information would be more than helpful to our competition.  The second reason is that separate insurance profitability is inconsistent with how we view the insurance offering.  Insurance is not really a “stand-alone” product.  We view insurance as an important value-added service that complements the “core” product revenues which we report in our financial statements.

At Expeditors, insurance net revenue is a component of the transportation product net revenue for the underlying mode of transportation (e.g. insurance sold to cover goods moving by air is included in airfreight gross and net revenue; insurance sold to cover goods moving by ocean would be included as ocean revenue, etc.).  This is perfectly appropriate because the leads for our insurance sales, and much of the outright sales, are made at the desk level by the people servicing the customer’s particular transportation needs.

Our customer’s insurance “buy” considerations are not dissimilar from their freight “buy” considerations.  Convenience and ease of administration are two key components that we feel give us a competitive advantage in selling insurance.  For most commercial brokers, marine insurance is a minor part of the overall insurance sale.  Our people possess a detailed knowledge of the global logistics business and they have a vested interest in settling claims in a fair and timely manner.

As for the economics involved in the insurance transaction, there is a similarity with our logistics operations here as well.  By sourcing coverage on a “wholesale” basis, we are able to offer competitive coverage at rates more reasonable than many customers can obtain for themselves.  By combining these pricing schemes and assisting customers in their cargo risk management process, we make some money while our customers save some—which is always a formula for success.

From a risk/return standpoint, we believe that we have a good insurance product that works well for us and for our customers.  It works well enough, in fact, that we are very reluctant to share the exact details.   From the macro perspective, we retain some risk in the form of a reinsurance relationship established with a well-known U.S.-based provider of the overall marine policy.  Perhaps this risk retention can be best understood as a sort of “jumbo deductible.”   The important thing to understand is that our annual exposure is limited to a figure that we can live with no matter what.

The insurance product is really like anything else in our business: done well, you can make some money on it; done poorly, it will cause problems.   We like the way we have our downside covered.  Historically, we have managed the upside to our benefit and to the benefit of those customers who elected to use our insurance services.

4.             How would you characterize air and ocean capacity, rates, and volumes year-to-date relative to your expectations entering the year?  How have capacities trended relative to what you would typically expect in a first quarter?  Do you believe customers are pulling demand forward to get in front of any potential global conflict?

As of the middle of March 2003, capacity, rates and volumes look very much like we would expect them to look for the first ten weeks of the year.  It would not be our opinion that customers are pulling any demand forward in anticipation of any global conflict, at least not materially so.

If there is any acceleration of shipping, this is more likely being done in anticipation of future rate increases and fuel surcharges.  You don’t have to ask; we have no ability to quantify this effect if one does actually exist.

5.             Would you provide a comparison of the profit on a transaction generated from an agent location  (at origin) versus a company-owned office location?  What are the general criteria (i.e., volume levels) required to profitably support an Expeditors-owned office?  How large (based on net revenue) is your biggest agent location?

The conventions for calculating profits on a transaction generated at an agent origin are identical to those transactions that originate at an Expeditors office.  This is probably as good a time as any to describe some of the mechanics of international freight forwarding.

The origin office, be it an agent or an Expeditors office, is typically responsible to pay the direct carrier for all costs of the actual movement of the freight.  All revenues for the transportation of the freight, be it pre-paid (billed directly to the shipper at origin) or collect (billed to the consignee at destination) are also recognized at the origin.

An additional component of cost for the origin office is an amount which will be paid to the destination office to keep them interested and selling.  There are just two fundamental ways that profits are divided between the origin and destination offices: profit share or sales commission.  Whichever method is used is agreed upon well in advance between the offices.

When freight moves between the various Expeditors offices, we utilize both the profit share and the sales commission with the choice depending on the mode of transportation and the particular market involved.  Ocean freight is typically done on a profit sharing basis, whereas airfreight is more commonly handled on a sales commission basis.  Where the trade lane does not support balanced traffic, it is not uncommon for us to have a profit split for the airfreight as well.

In a profit share arrangement, direct costs are deducted from direct revenues to yield the “net revenue” for the shipment.  This net revenue is then “split” between the origin and destination based on an established percentage.  It is most typical to have a 50/50 profit split—net revenue being split equally between origin and destination.  While an equal split is most common, it is not uncommon to have a profit split calculated on a 60/40 basis as a result of tradition, equity, negotiation or other trade lane and product-specific factors.

In the sales commission arrangement, a fixed percentage of the top line revenue is payable by the origin office, regardless of the shipment’s ultimate profitability.  It is also typical to pay what is known as a “break-bulk fee” of say $5.00 per house bill of lading in addition to the percentage commission.  Factors which favor selection of the sales commission include the fact that the fee is fixed and determinable without regard to profits or fudge.

All this having been said, the choice between a profit split and a sales commission is not dependent upon whether an agent or an office is involved.  In locations where we have purchased the agent, we most likely will continue using the method that was employed before the agent sold to Expeditors.  The one difference is that when an agent is involved the negotiation involves a third party.  When discussing the mechanics between Expeditors offices, the discussion is all in-house but the bonus system makes sure that the negotiation is just as heated.

As for general rules about when we will open an office and when we don’t, the obvious overriding criteria is that we have to save enough of the fees that we would ordinarily pay an agent to offset the costs of opening an office.  These costs include employing and training our own people, installing our computer systems and maintaining a sales force.

This figure varies from market to market, however, one thing that we have noticed is that the more encompassing our global network has become, the faster a new office becomes profitable.  This is likely just a result of the fact that once an agent becomes an Expeditors office we install the computer systems that allow us to handle the business needs of existing customers moving freight into and out of the market — needs that could not be met by the agent who lacked the systems infrastructure.

The volume of business is not the sole determinant.  In some markets it is just fine to work with agents, particularly in countries with specific geographic and political barriers that make opening an office as a U.S.-based multinational a disadvantage—and there are a number of those places.

To answer the final part of your question, our largest agent locations are currently about the size of a good mid-sized Expeditors office—which is to say between 100-150 people.  However, large agents are rare these days.

6.             Will most of your office expansion plans over the next several years come through green-field startups or conversion/purchase of agent locations?

The vast majority of our 167 locations (approximately 85%) came into the Expeditors network as organic start-ups.  The remaining offices came to us as a result of what you referred to as an agent “conversion/purchase.”

To this point, the agent conversions we have done have worked out very well.  We think this is primarily due to the quality of those individual agents who have chosen to join the Expeditors family.   In every case, our “conversion” was merely a function of consummating financially what had already occurred operationally and culturally.

It should be noted here that we had several agents over the years, particularly early on, who refused to discuss the “agent conversion” option with us.  Accordingly, we opened offices on our own in many of those markets where we were repeatedly rebuffed.  In other cases, we parted ways and established a relationship with an agent that saw Expeditors as an important part of their future.  This process was somewhat reminiscent of the fractured fairy tale where the princess had to kiss a lot of frogs to find her handsome prince.  We had to talk and, more importantly, work with a lot of agents to find those with the ability to become Expeditors’ offices.

That all having been said, we believe that we have a great agent network.  As we noted in our previous response, there are a number of places where having an agent serves our interests much better than does having our own office.  Our agents in these locations are just as content to remain an agent and represent our interests in these markets as we are interested in having them do so.

Sometimes, in a market where it would be better for us to maintain our own office, it is, quite frankly, easier to just open the office than to go through the entire “psyche” job required to work ourselves up to the point where we are willing to actually kiss frogs.   We’ve learned after some sad experiences that an agent that reminds us of a frog, in reality, probably is a frog.  Our kissing them won’t make a bit of difference to us or them.

As a result, we’ve never had an “agent conversion” that hasn’t been successful from a financial, operational and marketing standpoint.  Yet, our preferred method of opening in new markets remains starting the office on our own.   When we do this we don’t take the risk of buying someone else’s problems and we know we won’t need to use our shirt sleeves to wipe frog slime from our lips.

7.             Could you talk about the financial performance of new office startups?  How long before the office breaks even?  How long before the location generates profit equivalent to the “average” Expeditors office

(if there is such a thing)?  Are there expectations for how large an office should be after a year or two; if so what are they?   Also, is the compensation structure altered for individuals within a startup office, or is their incentive compensation burdened with the startup losses (if they exist)?

The definitive and accurate answer to this mouthful of questions is:  it all depends.

Depending where the office is geographically and depending on the mix of business and the kind of market (import market, export market, etc.) the time to expected break-even can vary from immediately to six to nine months.  That having been said, some take longer and some are profitable almost from the first day.  As far as “average” profitability, with all the caveats that resorting to definitions of average as your benchmark would bring, we would hope that by the end of a year a new office is starting to hit stride.  From there we expect that it will continue to grow through various stages.  We have been at this for just a little over twenty years so we are not really ready to draw definitive conclusions about the complete life cycle of an office.

We’ve always been encouraged that our larger, more mature offices have typically been among the leaders in our “same store” sales calculations. This is the reason that we occasionally say that our story is deeper than a matter of opening new locations.

As for the compensation part of your question, the base salaries at Expeditors are well below those paid by our competition.  Without a special arrangement during the start-up phase, it would be difficult to attract any individual who would be willing to undertake the substantial effort that is required to create an Expeditors office from scratch.  As a result we have made special short-term arrangements - if only to avoid our managers having to work a second job in the early months.  Nothing lasts forever and these start-up accommodations quickly revert to the usual program.

8.             When will Expeditors report first quarter 2003 earnings?

We expect to report our earnings after the close of the market on Wednesday, May 7th.   For several years now, we have reported our first quarter results at the annual meeting of the shareholders.

9.             What is your net revenue exposure to Korea?

Less than 2%.

10.          Have you experienced any meaningful capacity impact from the government call-up of airplanes under CRAF?

No.

11.          In the event of military conflict in either the Middle East or North Korea, do you think any U.S. ports might be temporarily closed?  If so, what do you believe would be the implications?

By the time we finished writing this, military conflict in the Middle East was a fact rather than an eventuality.  We can report that to this point, the conflict has lasted about one week and our Kuwait office was closed for about two days.

In our opinion, the only foreseeable reason U.S. ports would temporarily close would be in connection with a security related incident.  Even then, the operative word is likely “temporary.”  International trade really cannot stop for any length of time without unimaginable consequences.  In such an event, what was happening at Expeditors would hardly be news.  International trade will continue and goods will flow between nations.  Our job is to improvise when necessary and see that our customer’s stuff gets where it needs to go.  Until we are faced with the “what,” we don’t really have time to play “what if.”

12.          If you had passed through air carrier rate decreases in the fourth quarter of 2002 to your customers earlier in the quarter, what would your airfreight gross yields have been in the fourth quarter?

We are freight forwarders not a seventh grade science project.  We have read this question several times but for the life of us we cannot imagine what possible good would come from trying to calculate this number.  Are you sure this is a serious question?

The fact is that our yields in the fourth quarter of 2002 were as high as they could have commercially been.  By this we mean that under the circumstances it would have been extremely short-sighted to have acted any differently than we did.  To perform a mechanical calculation that somehow computes what wasn’t actually possible and didn’t happen is a waste perhaps on par with re-computing earnings using hypothetically “steady-state” exchange rates.  If you are a regular reader you know how we really feel about these sorts of requests.

13.          Can you discuss the pricing environment in the Asia to U.S. trade lane?  Are you seeing more proactive pricing cutting from European-based competitors or U.S.-based competitors?

Pricing is tough in the first quarter of 2003, and this is really nothing new.  Pricing is always tough.  We’re not sure that we could classify price cuts as “U.S.-based” or “European-based” and are not sure what we would do with the information if we had it.  A price cut is a price cut no matter where it originates.

14.          In the past, I believe that your Asian to US trade flows approximated 2/3 of total business; is this still about accurate?  Also on average US import volume to exports runs at about what level (I believe in the past it was about 3:1)?

We estimate that Asia to North America trade flows are now somewhat less than 2/3 of our total business—the number is probably closer to 60% of the total.  Our ratio of imports to exports in the U.S. market is closer to 4:1 these days.  Market rates for U.S. export freight reflect this imbalance.

15.          Can you provide an update of the number of year-end company offices by regional area (e.g. North America, South America, etc)?

North America	52
Far East	31
Europe and Africa	48
Middle East	18
Latin America	12
South Pacific	6
167

16.          Does tighter capacity on ocean because of war negatively impact forwarders?

We’re not sure that we’d declare “tighter capacity on ocean” because of war.  As of the middle of March 2003, war does not seem to have altered ocean capacity.

17.          What are your thoughts on the idea of air cargo carriers putting in place “take or pay” agreements with forwarders in an attempt to further guarantee certain levels of asset utilization for the carriers?

Blocked space agreements, to one degree or another, have been around in airfreight for some time and they are a fact of life in the ocean market.  While airlines can interject these “take or pay” arrangements in the name of increased utilization, there is absolutely a cost for certainty.

A commitment to pay for space no matter what would typically include very competitive rates.  By structuring a deal in this fashion, the carriers also give up the ability to increase rates in the face of tightening capacity.  As a result, “take or pay” will not sweep the industry.

Despite being a non-asset based logistics provider, there is some amount of fixed space we can agree to accept at commensurate rates without losing the inherent flexibility of our non-asset based model.

18.          I have a basic question that I’m a little embarrassed to ask, but here it goes. You refer to depreciation expenses associated with the buildings you will be building on your new property in London. Why will these buildings depreciate in value? Dirt is an asset, I understand that. But dirt is not a distribution center, a building is a distribution center. If a building makes some amount of cash flow possible, and that cash flow presumably increases over time, why should the building be a depreciating asset? To the contrary, shouldn’t it appreciate?  I’m guessing you may do this again in various locales where your shipping volume justifies it, and I would like to better understand the nuts and bolts of the investment. Thanks.

The simple answer to your question is that economics is not the same as accounting.  Just because a decision makes economic sense does not mean that the accounting treatment for the transaction is free of any downside.  Accountants know that buildings depreciate no matter how much their market value may change.  That is what the rules (known as GAAP or generally accepted accounting principles) say and accountants do best when they just follow the rules.

You may not have studied enough accounting to know that you are espousing something called fair value accounting, which is a dark art practiced in some parts of the world, but is not considered to be GAAP.

Assets used in the generation of revenue over the long term are a cost.  This cost, as it relates to a long-term asset, like a distribution center, is booked at its initial transaction value and is matched with the revenue it was purchased to generate in a systematic process called depreciation.  This continues in the world of historical cost accounting until it has been entirely depreciated.  This is GAAP and that is what we are required to use in our financial records.  GAAP requires that long-term assets be recorded at cost and depreciated over their estimated useful lives.  The only exception is land, which, by general agreement of accountants, does not depreciate.

While this may not reflect “the real world” as you perceive it, the fact is that the appreciation of an asset is, in the absence of a sale, subjective at best.  Many of the great financial scandals of the last century, the early ones, came about because companies were free to write up the value of long-term assets.  The creation of GAAP put a stop to this practice and the world barely noticed accountants for another eighty years or so.

It has been a long time since anybody has truly equated the accounting book value of a company with its actual fair market value, whatever that may be.  We can tell you how many shares of Expeditors are issued and outstanding at any given point in time, we can tell you what the bid and the ask are on the NASDAQ national market, but we cannot authoritatively state what the fair value of the total company might be even though we work here everyday.

At the end of the day, the value of the company is the discounted present value of the future earnings stream.  We trust we will never see the day when this figure is “booked” into income and then adjusted to account for changes in the applicable discount rate and variations in the estimated future earnings.  Frankly, we doubt anybody actually believes this should happen, even the well meaning folks who want to expense stock options with a set of calculations that are almost as subjective and almost as absurd.

If we are honest about accounting, we doubt that expensing stock options makes sense given the purposes of GAAP.  A stock option has value only in the event that the value of the underlying stock actually increases.  Yet the proposed accounting for stock options will recognize an expense even when the option is firmly underwater and objectively virtually worthless.

Those who argue these things say that a stock option has some value until it expires no matter what the value of the underlying stock and they would be right.  These folks then go on to state that if value is given to employees, isn’t that compensation?  If we wanted to be disputatious, we might be tempted to ask if a stock option is really compensation, who paid it and what did they get in return?  We believe that the answer is that the shareholders pay this “compensation” in the form of a minor dilution in their holdings in the event that the corporation is successful and that for this potential dilution these shareholders get continued service and an entrepreneurial outlook. Even if we could accurately measure the expense of this dilution, the question is should this expense be recorded on the books of the company or on the books of the shareholders who are actually paying it?

The folks who oppose this dilution fail to point out that it is payable only in the event of success.  When the business fails, the transfer is often from the employees to the shareholders.

Of course, our argument makes sense only if the shareholders had the ability to vote on the potential dilution in advance.  We are proud to say that every option issued at Expeditors was approved by a vote of our shareholders prior to the grant of the option.  Are we wrong to assume that shareholders were willing to do this because they believed that they would get something greater in return?  Is anyone complaining?  We are a service company and much of the value of this investment walks home every night.

Our experience at Expeditors shows that options in modest amounts are worth the dilution, and we believe that our shareholders, whomever they may have been, got much more than they willingly gave up.

In the end though, this is just our opinion.  Like your view about the value of our London building, our opinion really doesn’t matter.  Only the rules as expressed in GAAP matter.  When GAAP decrees that the shareholder’s voluntary dilution must be recorded in the corporate income statement using the wisdom of Mr. Black and Mr. Scholes, we will happily do so.  Of course, nobody talks about the other half of this entry that will immediately reverse this compensation expense by increasing shareholders equity and thus balance the books, but rest assured we will make that part of the entry as well.

Having arrived almost where we started it will no doubt be time to consider recording intrinsic value on the balance sheet for only then will the efforts of the financial investors be properly reflected in the corporate books.  Having done that, we can all be satisfied that book value will approximate fair market value and all will be right with the world.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

March 26, 2003	/s/ PETER J. ROSE
Peter J. Rose, Chairman and
Chief Executive Officer

March 26, 2003	/s/ R. JORDAN GATES
R. Jordan Gates, Executive Vice President-
Chief Financial Officer and Treasurer